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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: February 17, 2005): February 23, 2005

MOLSON COORS BREWING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-14829	84-0178360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Notre Dame Street East Montréal, Québec, Canada, H2L 2R5		311 10th Street Golden, Colorado 80401
(Address of principal executive offices, including Zip Code)

(303) 279-6565
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

        On February 17, 2005, Molson Coors Brewing Company (the "Company") entered into a Credit Agreement dated as of February 17, 2005 (the "Credit Agreement") with Coors Brewing Company, Molson Canada 2005, Molson Inc. and Molson Coors Capital Finance ULC, each a subsidiary of the Company (collectively the "Subsidiary Borrowers"); the Lenders party thereto; JPMorgan Chase Bank, N.A., as Administrative Agent; and JPMorganChase Bank, N.A., Toronto Branch, as Canadian Administrative Agent. The Credit Agreement provides for a 364-day revolving credit facility of $1,300,000,000. The obligations under the Credit Agreement are general unsecured obligations of the Company. The description of the material terms of the Credit Agreement included in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this item.

        The Company borrowed Cdn.$620 million (approximately U.S.$506 million) under the Credit Agreement to refinance certain indebtedness of Molson Inc., a wholly owned indirect subsidiary of the Company.

        On February 21, 2005, Molson Inc. amended its indenture governing its Cdn.$200,000,000 (approximately U.S.$163,000,000) Floating Rate Medium Term Notes due September 16, 2005 (the "Notes") to permit the redemption of the Notes on March 2, 2005 at 100.23% of the principal outstanding amount of the Notes. On March 1, 2005, the Company will borrow approximately Cdn.$200,460,000 (approximately U.S.$163,601,000) under the Credit Agreement to redeem the Notes on March 2, 2005.

        The Company will use any other proceeds from borrowings under the Credit Agreement to refinance the Molson Indebtedness (as defined therein) and, after such refinancing, for general corporate purposes of the Company and its subsidiaries.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        As discussed above, on February 17, 2005, the Company and the Subsidiary Borrowers entered into the Credit Agreement which provides for a revolving credit facility in the maximum principal amount of $1,300,000,000. Unless terminated earlier, the Credit Agreement will mature on February 16, 2006 and the principal amount outstanding, together with accrued interest, will be payable in full upon such date.

        Loans under the Credit Agreement will, at the Company's option, bear interest at a floating rate based on either (i) the greater of the prime rate or the federal funds rate plus 0.5% or (ii) LIBOR.

        The Credit Agreement contains covenants, including, among other things, covenants that restrict the ability of the Company and its subsidiaries to incur additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations. The Credit Agreement also requires the Company to maintain a maximum leverage ratio of 3.50 to 1.00.

        If an event of default under the Credit Agreement shall occur and be continuing, the commitments thereunder may be terminated and the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable.

        In connection with the Credit Agreement, Coors Brewing Company, Coors Intercontinental, Inc., Coors Brewing Company International, Inc., Coors Worldwide, Inc., Coors Distributing Company, Coors Global Properties, Inc. and Coors International Market Development, L.L.L.P. agreed to guarantee, in the form of a Subsidiary Guarantee Agreement (the "Subsidiary Guarantee"), jointly and severally, the payment when and as due of the obligations of the Company and the Subsidiary Borrowers under the Credit Agreement, and Molson Coors Capital Finance ULC agreed to guarantee,

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jointly and severally with the other guarantors, the payment when and as due of the obligations of the Company under the Credit Agreement.

        The descriptions of the Credit Agreement and the Subsidiary Guarantee are qualified in their entirety by reference to the Credit Agreement and the Subsidiary Guarantee, which are filed as Exhibits 99.1 and 99.2, respectively, hereto.

Item 9.01. Exhibits.

Exhibit No.	Description
99.1	Credit Agreement, dated February 17, 2005, among Molson Coors Brewing Company, Coors Brewing Company, Molson Canada 2005, Molson Inc. and Molson Coors Capital Finance ULC; the Lenders party thereto; JPMorgan Chase Bank, N.A., as Administrative Agent; and JPMorganChase Bank, N.A., Toronto Branch, as Canadian Administrative Agent.
99.2
Subsidiary Guarantee Agreement, dated as of February 17, 2005, among Molson Coors Brewing Company, a Delaware corporation (the "Company"), Coors Brewing Company, Molson Canada 2005, Molson Inc. and Molson Coors Capital Finance ULC, each subsidiary of the Company listed on Schedule I thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, on behalf of the Lenders under the Credit Agreement referred to above.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BREWING COMPANY
Date: February 23, 2005	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: Treasurer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Credit Agreement, dated February 17, 2005, among Molson Coors Brewing Company, Coors Brewing Company, Molson Canada 2005, Molson Inc. and Molson Coors Capital Finance ULC; the Lenders party thereto; JPMorgan Chase Bank, N.A., as Administrative Agent; and JPMorganChase Bank, N.A., Toronto Branch, as Canadian Administrative Agent.
99.2
Subsidiary Guarantee Agreement, dated as of February 17, 2005, among Molson Coors Brewing Company, a Delaware corporation (the "Company"), Coors Brewing Company, Molson Canada 2005, Molson Inc. and Molson Coors Capital Finance ULC, each subsidiary of the Company listed on Schedule I thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, on behalf of the Lenders under the Credit Agreement referred to above.

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  Item 1.01. Entry into a Material Definitive Agreement.
  Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
  Item 9.01. Exhibits.
SIGNATURES
EXHIBIT INDEX